File No. 70-8461
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 19
                             (Post-Effective No. 16)
                                       TO
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                      under
                 The Public Utility Holding Company Act of 1935

     ALABAMA POWER COMPANY                           GULF POWER COMPANY
     600 North 18th Street                          500 Bayfront Parkway
  Birmingham, Alabama  35291                      Pensacola, Florida  32501

     GEORGIA POWER COMPANY                        MISSISSIPPI POWER COMPANY
241 Ralph McGill Boulevard, NE                         2992 West Beach
    Atlanta, Georgia  30308                     Gulfport, Mississippi  39501

                       SAVANNAH ELECTRIC AND POWER COMPANY
                               600 East Bay Street
                             Savannah, Georgia 31401

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                              THE SOUTHERN COMPANY

 (Name of top registered holding company parent of each applicant or declarant)

 Art P. Beattie, Vice President,                Warren E. Tate, Secretary
    Secretary and Comptroller                         and Treasurer
      Alabama Power Company                        Gulf Power Company
      600 North 18th Street                       500 Bayfront Parkway
   Birmingham, Alabama  35291                   Pensacola, Florida  32501

Judy M. Anderson, Vice President               Michael W. Southern, Vice
     and Corporate Secretary               President, Secretary and Treasurer
      Georgia Power Company                     Mississippi Power Company
 241 Ralph McGill Boulevard, NE                      2992 West Beach
     Atlanta, Georgia  30308                  Gulfport, Mississippi  39501

                   Kirby R. Willis, Vice President, Treasurer
                           and Chief Financial Officer
                       Savannah Electric and Power Company
                               600 East Bay Street
                             Savannah, Georgia 31401

                   (Names and addresses of agents for service)

            The Commission is requested to mail signed copies of all
                     orders, notices and communications to:

     W. L. Westbrook                                John D. McLanahan, Esq.
Financial Vice President                             Troutman Sanders LLP
  The Southern Company                            600 Peachtree Street, N.E.
270 Peachtree Street, NW                                  Suite 5200
 Atlanta, Georgia  30303                         Atlanta, Georgia  30308-2216


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ITEM 1.        DESCRIPTION OF PROPOSED TRANSACTIONS.

         Item 1 as heretofore amended is hereby further amended by deleting the first sentence of the third paragraph of Item 1 of Amendment No. 17 (Post-Effective Amendment No. 14) and replacing it with the following:

"As described in each amendment referenced above, each Trust will issue only one series of Trust Preferred Securities (the "Trust Preferred Securities") and the distribution rate to be borne by the Trust Preferred Securities and the Trust Common Securities and the interest rate on the Junior Subordinated Securities will not exceed rates generally obtained at the time of pricing for the issuance by companies of comparable credit quality of these types of securities, having similar maturities and other terms, conditions and features."

         Item 1 as heretofore amended is hereby further amended by adding the following sentence thereto:

"It is understood that the authority hereby sought is to extend through December 31, 2001."


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                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.

Date: December 4, 1998       ALABAMA POWER COMPANY


                             By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary


                             GEORGIA POWER COMPANY


                             By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary


                             GULF POWER COMPANY


                             By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary

                             MISSISSIPPI POWER COMPANY


                             By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary


                             SAVANNAH ELECTRIC AND POWER COMPANY


                             By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary